EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER CASH DIVIDEND
COLUMBUS, Georgia — July 23, 2008 — Aflac Incorporated today reported its second quarter results.
Reflecting a stronger yen to the dollar, total revenues increased 15.2% to $4.3 billion during the second quarter of 2008, compared with $3.8 billion a year ago. Net earnings were $483 million, or $1.00 per diluted share, compared with $415 million, or $.84 per share, a year ago. Realized investment losses were $1 million, or nil per diluted share in the second quarter of 2008, compared with realized investment gains of $9 million, or $.02 per share a year ago. Net earnings in the second quarter of 2008 included a loss of $3 million, or $.01 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133. In the second quarter of 2007, the impact of SFAS 133 decreased net earnings by $1 million, or nil per diluted share.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the second quarter were $487 million, compared with $407 million in the second quarter of 2007. Operating earnings per diluted share rose 23.2% to $1.01, compared with $.82 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.08 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 13.4%.
Results for the first six months of 2008 also benefited from a stronger yen. Total revenues rose 14.5% to $8.6 billion, compared with $7.5 billion in the first half of 2007. Net earnings were $957 million, or $1.98 per diluted share, compared with $831 million, or $1.68 per share, for the first six months of 2007. Operating earnings for the first six months of 2008 were $962 million, or $1.99 per diluted share, compared with $814 million, or $1.64 per share, in 2007. Excluding the benefit of $.13 per share from the stronger yen, operating earnings per diluted share rose 13.4% for the first six months of the year.

AFLAC JAPAN
Aflac Japan’s total revenues in yen were up 2.9%. Premium income in yen rose 3.6%, and net investment income declined .7% in the second quarter. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 37% of Aflac Japan’s second quarter investment income was dollar-denominated. Excluding the impact of the stronger yen, net investment income was up 5.0% in the quarter. Due to continued improvement in the benefit ratio, the pretax operating profit margin expanded from 17.4% to 18.2%. As a result, pretax operating earnings in yen increased 7.5%. For the first six months, premium income in yen increased 3.6%, and net investment income was down .3%. Total revenues were up 2.8%, and pretax operating earnings grew 6.1%.
The average yen/dollar exchange rate in the second quarter of 2008 was 104.50, or 15.6% stronger than the average rate of 120.78 in the second quarter of 2007. For the first six months, the average exchange rate was 104.77, or 14.7% stronger than the rate of 120.13 a year ago. Aflac Japan’s growth rates in dollar terms for both the second quarter and first six months were magnified as a result of the stronger average yen/dollar exchange rates.
Reflecting the stronger yen, premium income in dollars rose 19.7% to $2.6 billion in the second quarter. Net investment income was up 14.8% to $508 million. Total revenues increased 18.9% to $3.1 billion. Pretax operating earnings advanced 24.3% to $573 million. For the first six months, premium income was $5.2 billion, or 18.7% higher than a year ago. Net investment income rose 14.3% to $1.0 billion. Total revenues were up 17.8% to $6.2 billion. Pretax operating earnings were $1.1 billion, or 21.7% higher than a year ago.
Aflac Japan’s total new annualized premium sales declined 4.9% to 28.7 billion yen, or $274 million in the second quarter. For the first six months, total new premium sales were down .3% to 56.3 billion yen, or $537 million. Second quarter sales results reflected an 11.1% decline in cancer product sales, compared with a year ago. The decline in cancer insurance sales reflected challenging comparisons to 2007 when cancer insurance sales benefited from advanced purchases of our product prior to a pending premium rate increase. In addition, our sales associates focused on selling a lower premium cancer insurance product in the second quarter that upgrades the coverage for existing policyholders. Medical insurance sales rose 8.7% in the quarter, benefiting from the sale of our nonstandard medical product, Gentle EVER. Bank channel sales increased 146.4% in the second quarter, compared with the first quarter. While that is a significant improvement, we had expected the bank channel to do even better.
AFLAC U.S.
Aflac U.S. total revenues rose 8.4% to $1.2 billion in the second quarter. Premium income increased 9.5% to $1.1 billion and net investment income was up .1% to $125 million. Pretax operating earnings were $190 million, an increase of 11.1%. For the first six months, total revenues were up 8.4% to $2.4 billion. Premium income rose 9.4% to $2.1 billion. Net investment income increased .7% to $248 million. Pretax operating earnings rose 11.8% to $380 million.
Total new annualized premium sales rose 4.9% to $383 million in the second quarter of 2008. Although second quarter sales growth was below our annual target of an 8% to 12% increase, the rate of growth improved significantly over the first quarter of 2008. For the six months, total new annualized premium sales increased 2.7% to $736 million.
New agent recruitment continued to be solid this year. The number of newly recruited agents rose 4.2% in the second quarter to more than 6,700. Additionally, the average number of weekly producing sales associates increased, rising 6.3% in the second quarter. We continue to believe that the ongoing expansion of a productive sales force is an important driver of future sales growth. We also believe our success at increasing the number of producing sales associates has resulted from the enhanced training programs we have been implementing over the last few years.

DIVIDEND
The board of directors declared the third quarter cash dividend. The third quarter dividend of $.24 per share is payable on September 2, 2008, to shareholders of record at the close of business on August 20, 2008.
OUTLOOK
Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am pleased with Aflac’s financial performance for the first half of 2008. In both the United States and Japan, our financial results have met or exceeded our expectations so far this year.
“I am encouraged by the improvement of our U.S. sales growth in the second quarter following a very slow start in the first quarter of this year. Knowing that we need a 12.5% increase in the second half of the year to meet the low end of our sales target, it will clearly be difficult to achieve the minimum of an 8% increase for 2008. As I have mentioned previously, we can’t rule out that the U.S. economy is a contributing factor to slower sales growth. However, we still believe our products remain affordable to the average American consumer. And we are convinced that the protection our products provide is even more valuable when a significant health event occurs at a time of rising food and gas prices, and we’re working to convey that message to consumers through our commercials and sales force.
“For Aflac Japan, we were not surprised to see weak second quarter sales. Yet, we did expect a sales increase in the quarter. With sales being flat for the first six months of the year, it will be more challenging to achieve our objective of a 3% to 7% sales increase for the year than anticipated. However, we expect to see improved sales growth in the second half of 2008, and I still believe our sales objective is achievable. My optimism for meeting our target is based on the strength of our product line and the new distribution opportunities through the bank channel and Japan Post.
“One of the very favorable attributes of Aflac’s business model is our predictable earnings growth even in periods when sales are not as predictable. It appears that we are in one of those periods. However, even though our sales growth has been slower than we expected so far this year, our outlook for earnings has not changed. Our earnings growth primarily reflects our large and profitable block of in-force business. Importantly, the claims, expense and margin trends of our business in force remain predictable and very favorable. As a result, I believe we are well-positioned to achieve our earnings targets for 2008 and 2009.
“Our objective for 2008 remains an increase of 14% to 15% in operating earnings per diluted share, excluding the impact of foreign currency. Achieving that target would result in operating earnings of $3.73 to $3.76 per diluted share this year, assuming the same average exchange rate we experienced in 2007. However, through the first half of 2008, the yen has been significantly stronger to the dollar, compared with a year ago. If the stronger yen persists throughout the year, it will continue to benefit our reported results in dollar terms. Assuming the yen averages 105 to 110 for the full year, we would expect to report operating earnings per diluted share of $3.86 to $3.98 in 2008. Using that same exchange rate assumption, we would expect third quarter operating earnings to be $.98 to $1.01 per diluted share. For 2009, our objective remains a 13% to 15% increase in operating earnings per diluted share before the impact of the yen/dollar exchange rate.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s list of America’s Most Admired Companies for seven years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for ten consecutive years. Aflac has been recognized three times by both Fortune magazine’s list of the Top 50 Employers for Minorities and Working Mother magazine’s list of the 100 Best Companies for Working Mothers and has also been included in Ethisphere magazine’s list of the World’s Most Ethical Companies for two consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the second quarter of 2008 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its second quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT), Thursday, July 24.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2008	2007	% Change

Total revenues	$4,336	$3,764	15.2%

Benefits and claims	2,575	2,266	13.6

Total acquisition and operating expenses	1,021	863	18.4

Earnings before income taxes	740	635	16.5

Income taxes	257	220

Net earnings	$483	$415	16.4%

Net earnings per share — basic	$1.02	$.85	20.0%

Net earnings per share — diluted	1.00	.84	19.0

Shares used to compute earnings per share (000):
Basic	474,383	487,900	(2.8)%
Diluted	480,828	494,227	(2.7)

Dividends paid per share	$.24	$.205	17.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2008	2007	% Change

Total revenues	$8,603	$7,515	14.5%

Benefits and claims	5,113	4,524	13.0

Total acquisition and operating expenses	2,024	1,720	17.7

Earnings before income taxes	1,466	1,271	15.3

Income taxes	509	440

Net earnings	$957	$831	15.2%

Net earnings per share — basic	$2.01	$1.70	18.2%

Net earnings per share — diluted	1.98	1.68	17.9

Shares used to compute earnings per share (000):
Basic	476,261	489,219	(2.6)%
Diluted	482,623	495,435	(2.6)

Dividends paid per share	$.48	$.39	23.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2008	2007	% Change

Assets:

Total investments and cash	$60,892	$52,197	16.7%

Deferred policy acquisition costs	7,194	6,096	18.0

Other assets	2,466	1,821	35.4

Total assets	$70,552	$60,114	17.4%

Liabilities and shareholders’ equity:

Policy liabilities	$55,881	$45,722	22.2%

Notes payable	1,539	1,392	10.6

Other liabilities	5,233	4,810	8.8

Shareholders’ equity	7,899	8,190	(3.6)

Total liabilities and shareholders’ equity	$70,552	$60,114	17.4%

Shares outstanding at end of period (000)	476,027	488,483	(2.5)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED — IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2008	2007	% Change

Operating earnings	$487	$407	19.7%

Reconciling items, net of tax:
Realized investment gains (losses)	(1)	9
Impact from SFAS 133	(3)	(1)

Net earnings	$483	$415	16.4%

Operating earnings per diluted share	$1.01	$.82	23.2%

Reconciling items, net of tax:
Realized investment gains (losses)	—	.02
Impact from SFAS 133	(.01)	—

Net earnings per diluted share	$1.00	$.84	19.0%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED — IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2008	2007	% Change

Operating earnings	$962	$814	18.1%

Reconciling items, net of tax:
Realized investment gains (losses)	(5)	18
Impact from SFAS 133	—	(1)

Net earnings	$957	$831	15.2%

Operating earnings per diluted share	$1.99	$1.64	21.3%

Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	.04
Impact from SFAS 133	—	—

Net earnings per diluted share	$1.98	$1.68	17.9%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED JUNE 30, 2008	Changes	Changes[2]

Premium income	16.5%	5.4%

Net investment income	11.2	3.7

Total benefits and expenses	14.9	4.0

Operating earnings	19.7	10.3

Operating earnings per diluted share	23.2	13.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
SIX MONTHS ENDED JUNE 30, 2008	Changes	Changes[2]

Premium income	15.8%	5.4%

Net investment income	11.1	4.0

Total benefits and expenses	14.3	4.0

Operating earnings	18.1	10.4

Operating earnings per diluted share	21.3	13.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2008 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating	% Growth	Yen
Rate	EPS	Over 2007	Impact

100	$4.06 – 4.09	24.2 – 25.1%	$.33

105	3.95 – 3.98	20.8 – 21.7	.22

110	3.86 – 3.89	18.0 – 19.0	.13

115	3.78 – 3.81	15.6 – 16.5	.05

117.93*	3.73 – 3.76	14.1 – 15.0	–

120	3.70 – 3.73	13.1 – 14.1	(.03)

125	3.63 – 3.66	11.0 – 11.9	(.10)
*Actual 2007 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments, including changes to health care and health insurance delivery; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to the parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact — Kenneth S. Janke Jr., 800.235.2667 — option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact — Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com